Exhibit 99.1

Contact: Shaun A. Burke	For Immediate Release
417-520-4333

GUARANTY FEDERAL BANCSHARES, INC. ANNOUNCES
SECOND QUARTER FINANCIAL RESULTS

SPRINGFIELD, MO – (July 17, 2007) – Guaranty Federal Bancshares, Inc, (NASDAQ:GFED), the holding company (the “Company”) for Guaranty Bank, today announces the following results for its second quarter ended June 30, 2007:

Second Quarter 2007 Financial Results

•	Total deposits increased 4%, or $14 million from March 31, 2007 and 12%, or $43 million, from December 31, 2006
•	Total revenues increased 12% over the prior year quarter
•	Non-interest income increased 39% over the prior year quarter
•	Diluted earnings per share was $0.50 for the quarter
•	Book value per share increased 2% from December 31, 2006 and 8% over the prior year quarter end

The Company today announces that earnings for the second quarter ended June 30, 2007 were $0.50 per diluted share, ($1,416,000), a decrease from the $0.54 per diluted share ($1,581,000) the Company earned during the same quarter in the prior year.  Earnings for the first six months of 2007 were $1.12 per diluted share, ($3,169,000), a 4% increase from the $1.08 per diluted share ($3,146,000) the Company earned in the prior year.  Quarterly earnings per diluted share were negatively impacted by $0.10 by the reserving of interest income on one non-performing loan, which is also the primary cause of the increase in non-performing assets at June 30, 2007.

“We are pleased with our results so far in 2007,” said President and CEO Shaun Burke.  “Our core financial results remain strong, particularly in light of the economic and competitive pressures affecting the banking industry.  We have been able to succeed in three major initiatives that we have established over the past year: grow core deposits, increase mortgage loan volume and increase deposit fee income.”

The Company continues its history of enhancing shareholder value and on July 25, 2006 announced a plan to repurchase up to 250,000 shares of its common stock.  As of June 30, 2007, 184,950 shares had been repurchased by the Company pursuant to this repurchase plan at an average cost of $29.21 per share.

During the second quarter, the Company announced a quarterly dividend of $0.17 per share on shares of its common stock to be paid on July 13, 2007, to stockholders of record on July 2, 2007. The dividend was the 30th consecutive paid since the Company was formed in December 1997.  During this period the Company paid nine consecutive semi-annual dividends followed by 21 consecutive quarterly dividends.

Guaranty Federal Bancshares, Inc. (NASDAQ:GFED) has a subsidiary corporation offering full banking services.  The principal subsidiary, Guaranty Bank, is located in Springfield, Missouri, and has eight branches in Greene and Christian Counties and Loan Production Offices Wright, Webster and Howell Counties.  In addition, Guaranty Bank is a member of the TransFund ATM network which provides its customers surcharge free access to over 80 area ATMs and over 700 ATM’s nationwide.

The discussion set forth above may contain forward-looking comments.  Such comments are based upon the information currently available to management of the Company and management’s perception thereof as of the date of this release.  When used in this release, words such as “anticipates,” “estimates,” “believes,” “expects,” and similar expressions are intended to identify forward-looking statements but are not the exclusive means of identifying such statements.  Such statements are subject to risks and uncertainties.  Actual results of the Company’s operations could materially differ from those forward-looking comments.  The differences could be caused by a number of factors or combination of factors including, but not limited to: changes in demand for banking services; changes in portfolio composition; changes in management strategy; increased competition from both bank and non-bank companies; changes in the general level of interest rates; the effect of regulatory or government legislative changes; technology changes; fluctuation in inflation; and other factors set forth in reports and other documents filed by the Company with the Securities and Exchange Commission from time to time.

	Quarter ended		Six Months ended
Operating Data:	30-Jun-07	30-Jun-06	30-Jun-07	30-Jun-06
	(Dollar amounts are in thousands, except per share data)

Total interest income	$9,103	8,386	18,625	16,464
Total interest expense	5,028	4,125	9,975	7,894
Provision for loan losses	210	225	420	450
Net interest income after provision for loan losses	3,865	4,036	8,230	8,120
Noninterest income	1,335	959	2,600	1,781
Noninterest expense	2,996	2,544	5,870	4,911
Income before income tax	2,204	2,451	4,960	4,990
Income tax expense	788	870	1,791	1,844

Net income	$1,416	1,581	3,169	3,146
Net income per share-basic	$0.51	0.56	1.15	1.12
Net income per share-diluted	$0.50	0.54	1.12	1.08

Annualized return on average assets	1.11%	1.31%	1.24%	1.31%
Annualized return on average equity	12.20%	14.19%	13.79%	14.48%
Net interest margin	3.36%	3.69%	3.76%	3.73%

Financial Condition Data:	At 30-Jun-07	At 31-Dec-06
Cash and cash equivalents	$16,339	14,881
Investments	10,610	14,052
Loans,net of allowance for loan losses 6/30/2007 - $5,686; 12/31/2006 - $5,783	471,833	480,269
Other assets	16,102	15,643
Total assets	$514,884	524,845

Deposits	$395,563	352,230
FHLB advances	55,586	108,000
Subordinated debentures	15,465	15,465
Other liabilities	3,020	4,251
Total liabilities	469,634	479,946
Stockholder's equity	45,250	44,899
Total liabilities and stockholder equity	$514,884	524,845
Equity to assets ratio	8.79%	8.55%
Book value per share	$16.57	16.30
Non performing assets	$8,674	2,921